Pricing Supplement Dated: July 06, 2009 (To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)	Rule 424(b)(3) File No. 333-150486
Pricing Supplement No. 14

U.S. $913,137,000

JOHN DEERE CAPITAL CORPORATION

JDCC CORENOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed Rate Note CUSIP Number	Price to Public (%)	Price to Purchasing Agent (%)	Fixed Interest Rate per Annum (%)	Interest Payment Frequency	Interest Payment Dates	Survivor’s Option	Stated Maturity Date

24424CBB6	100.000	99.600	2.150	Semi-Annual	July and January 15 of each year, beginning January 15, 2010	YES	July 15, 2011

24424CBC4	100.000	99.2500	3.400	Semi-Annual	July and January 15 of each year, beginning January 15, 2010	YES	July 15, 2013

Redemption Information: Non-Callable

The debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation

Trade Date:  July 10, 2009

Settlement Date:  July 15, 2009

Other Terms:  None

Agent: Merrill Lynch & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or Merrill Lynch & Co. will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. at 866-500-5408.

John Deere Capital Corporation JDCC CoreNotesSM

CoreNotesSM is a service mark of Merrill Lynch & Co.